Exhibit 10.9

SALE AND ASSIGNMENT AGREEMENT

THIS SALE AND ASSIGNMENT AGREEMENT (this “Agreement”) is made as of this 30th day of June, 2009, by and between LEAF Asset Management, LLC, a Delaware limited liability company (“Seller”) and LEAF Equipment Finance Fund 4, L.P., a Delaware limited partnership (“Buyer”).

BACKGROUND

A.     Seller owns 100% of the membership interests in Resource Capital Funding, LLC, a Delaware limited liability company. (“RCF”). The membership interests in RCF are sometimes hereinafter called the “Interests.”

B.     RCF is a party to that certain Receivables Loan and Security Agreement (the “RLSA”), dated as of March 31, 2006, by and among RCF; LEAF Financial Corporation; Black Forest Funding Corporation (the “Lender”); Bayerische Hypo- und Vereinsbank AG, New York Branch, as agent (the “Agent”); U.S. Bank, National Association; and Lyon Financial Services, Inc. (d/b/a U.S. Bank Portfolio Services). Capitalized terms used herein and not otherwise defined have the meanings set forth in the RLSA.

C.     Seller desires to sell and Buyer desires to purchase the Interests on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, Buyer and Seller, intending to be legally bound, hereby agree as follows:

1.     Sale and Purchase of Interests. Upon the terms and subject to the conditions set forth in this Agreement, Seller hereby irrevocably sells, assigns, transfers and delivers to Buyer, and Buyer hereby purchases, all of Seller’s right, title and interest in and to the Interests, free and clear of all liens, encumbrances, security interests, pledges, options, claims and rights of others of any nature whatsoever. Seller hereby agrees to deliver an assignment of interest in the form of the assignment of interest attached hereto as Exhibit A.

2.     Purchase Price. The purchase price of the Interests shall be an amount equal to the purchase price set forth on the financial schedule attached hereto as Exhibit B (the “Purchase Price”). The Purchase Price of the Interests as of the date hereof is Seven Million Six Hundred and Twenty Seven Thousand One Hundred and Three Dollars ($7,627,103). Upon the closing of the books and records of RCF for the month ended June 30, 2009, an adjustment to the Purchase Price shall be made, if necessary (the “Adjusted Purchase Price”). If the Purchase Price is less than the Adjusted Purchase Price, Buyer shall pay to Seller the amount of such shortfall and, if the Purchase Price exceeded the Adjusted Purchase Price, Seller shall pay to Buyer the amount of such excess.

3.     Costs. Buyer and Seller shall be solely responsible for their own respective costs and expenses (including without limitation legal and accounting fees) incurred in connection with the transactions contemplated by this Agreement. It is acknowledged that there will be no broker’s commission, finder fee or similar fee payable in connection with this transaction.

4.     Further Assurance. At any time and from time to time after the date hereof, Buyer or Seller shall promptly execute and deliver all such further agreements, certificates, instruments and documents, or perform such further actions, as may be requested, in order to fully consummate the transactions contemplated hereby regarding the sale of the Interests and carry out the purposes and intent of this Agreement including without limitation amendments to the operating agreement of RCF to the extent permitted under the Transaction Documents and otherwise satisfactory to the Agent.

5.     Entire Agreement. This Agreement and the other documents referred to herein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior and contemporaneous agreements and undertakings among the parties (whether oral or written) with respect to its subject matter.

6.     Parties in Interest; Amendments. This Agreement is binding upon, inures to the benefit of, and is enforceable by the parties hereto, and their respective heirs, executors, personal representatives, successors and assigns. No party hereto may assign its or his rights or delegate its or his obligations hereunder without the written consent of the other parties hereto. This Agreement may not be amended other than in a written agreement among each of the parties hereto and the Agent.

7.     Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.     Severability. Any provision of this Agreement which is invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without in any way affecting the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

9.     Governing Law. THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

10.     Waiver. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, or any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

11.     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

SELLER:		BUYER:

LEAF ASSET MANAGEMENT, LLC		LEAF EQUIPMENT FINANCE FUND 4, L.P.

		By:	LEAF Asset Management, LLC, its general partner

By:	/s/ Miles Herman	By:	/s/ Robert K. Moskovitz
Name:	Miles Herman	Name:	Robert K. Moskovitz
Title:	President and COO	Title:	CFO

EXHIBIT A

ASSIGNMENT OF INTEREST

FOR VALUE RECEIVED, LEAF Asset Management, LLC (“Assignor”), hereby assigns, transfers and sets over to LEAF Equipment Finance Fund 4, L.P. (“Assignee”) a 100% Membership Interest in Resource Capital Funding, LLC, including all of the rights of Assignor (as reflected in the books and records of Resource Capital Funding, LLC) in the profits, losses, distributions and any and all other rights and interests of Assignor as a member of Resource Capital Funding, LLC.

This transfer and assignment shall be effective as of the date hereof, and is subject to all of the conditions set forth in that certain Sale and Assignment Agreement, dated as of the date hereof, by and between Assignor and Assignee.

IN WITNESS WHEREOF, Assignor has caused this Assignment to be executed this 30th day of June, 2009.

LEAF ASSET MANAGEMENT, LLC:

By:	/s/ Miles Herman
Name:	Miles Herman
Title:	President and COO

Accepted and Agreed to this

30th day of June, 2009.

LEAF EQUIPMENT FINANCE FUND 4, L.P.

By: LEAF Asset Management, LLC, its general partner

By:	/s/ Robert K. Moskovitz
Name:	Robert K. Moskovitz
Title:	CFO